Exhibit 99.1

FOR IMMEDIATE RELEASE
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      NEW CODING CHANGE INCREASES REIMBURSEMENT APPLICABLE TO BSD MEDICAL'S
                       CANCER TREATMENT SYSTEMS IN GERMANY

         SALT LAKE CITY, February 21, 2006--BSD Medical Corp. (AMEX:BSM) today announced that a medical reimbursement policy change in Germany now allows the same reimbursement to be charged per treatment as was previously charged per series of treatments for procedures applicable to BSD Medical's cancer treatment systems. As patients can be treated multiple times during a treatment series with BSD Medical's systems, this change in policy can represent a multiple times increase in reimbursement per patient for hospital providers.

         BSD Medical's cancer therapy systems deliver precision-focused microwave and RF heat therapy, creating hyperthermia in cancer. The German OPS 2006 Extended Operational Code System Catalogue now allows both a separate charge per treatment and provides specialty codes OPS 8-600 for Regional Deep Hyperthermia, OPS 6-601 for Party Body Hyperthermia, including Magnetic Resonance Monitoring, and OPS 8-604 for Computerized Hyperthermia Treatment Planning. These codes apply to versions of the BSD-2000 cancer treatment system, including the BSD-2000/3D/MR that uses magnetic resonance imaging (MRI) to monitor temperature levels during cancer treatments. Hospitals qualifying for this reimbursement must follow the quality control rules set by the European Society for Hyperthermic Oncology (ESHO). Radiation and/or chemotherapy used in combination with hyperthermia therapy are of course charged separately and in addition to hyperthermia treatments.

         Dr. Gerhard W. Sennewald, who distributes BSD Medical's cancer therapy systems in Germany said, "This change in reimbursement procedure is an important step in building further support of hospital-based hyperthermia therapy." Twelve BSD-2000 systems are currently installed in German hospitals. The German Institute for Medical Documentation and Information, an agency of the Ministry for Social Affairs of the German government, has published the new coding procedure in the latest version of the Operational Coding System (Operations-Schleussel), upon which the German Diagnostic Related Group's reimbursement system is based.

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         BSD Medical produces precision-guided RF and microwave heat therapy systems used in biomedical treatments for malignant and benign conditions, and certain other physical disorders. Hyperthermia is used in cancerous tissue to kill cancer directly and to make companion radiation and/or chemotherapy treatments more effective. For further information about BSD Medical and its technologies visit the BSD website at www.BSDMedical.com.

         Statements contained in this press release that are not historical facts are forward-looking statements, as that item is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements and projections or expectations of future events, including the prospects for future sales of the Company's cancer therapy systems based on reimbursement policies, are subject to risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission.

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